As filed with the Securities and Exchange Commission on July 11, 2001

Registration No. 333-60144

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3/A

AMENDMENT NO. 1 TO
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULTI-LINK TELECOMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

84-1334687
(I.R.S. Employer Identification No.)

4704 Harlan Street, Suite 420
Denver, Colorado 80212
                            (303) 831-1977
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

Nigel V. Alexander
4704 Harlan Street, Suite 420
Denver, Colorado 80212
(303) 831-1977
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

Copy to:

Blair L. Lockwood, Esq.
Jeffrey A Sherman, Esq.
Faegre & Benson LLP
370 Seventeenth Street, Suite 2500
Denver, Colorado 80202
(303) 592-9000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

Calculation of Registration Fee

                                    Proposed maximum   Proposed maximum    Amount of
Title of securities  Amount to be     offering price       aggregate      registration
 to be registered     registered        per share        offering price       fee
-------------------  -------------  ----------------   ----------------   -------------

Common Stock       1,183,175 shares     $4.000       $4,732,700(1)          $1,183

Common Stock         100,000 shares    $14.32        $1,436,250(2)          $  360

Common Stock         264,720 shares     $4.17        $1,103,883(3)          $  276

Common Stock           7,440 shares     $5.00          $37,200(4)           $   10
                                                                            ------
TOTAL                                                                       $1,820
                                                FEE PAID                    $  894
                                                                            ------
                                                DUE                         $  926
======================================================================================
[1]	Estimated pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, solely for the purpose of calculating the registration fee based on the average high and low sale prices per share of the registrant’s common stock on July 6, 2001 as reported on the Nasdaq SmallCap Market.

[2]	Calculated pursuant to Rule 457(c) and based upon the exercise price of the warrants to purchase common stock of $14.32 per share.

[3]	Calculated pursuant to Rule 457(c) and based upon the exercise price of the warrants to purchase common stock of $4.17 per share.

[4]	Calculated pursuant to Rule 457(c) and based upon the exercise price of the warrants to purchase common stock of $5.00 per share.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

[Red Herring Language]

The information in this Prospectus is not complete and may change. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 11, 2001

Resale Prospectus

Multi-Link Telecommunications, Inc.

Issuer

1,555,335 shares of common stock

Multi-Link Telecommunications, Inc.
4704 Harlan Street, Suite 420
Denver, Colorado 80212
(303) 831-1977

We provide basic voice mail, call routing, advanced integrated voice and fax message, and live answering services to small business in several major urban markets.

This is a resale Prospectus. The 1,555,335 shares of common stock offered by this Prospectus are being sold by certain of our shareholders. We will not receive any proceeds from the sale of these shares.
There are no underwriters involved in this offering.

Trading Symbol:
Nasdaq SmallCap Market - MLNK

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See "Risk Factors" commencing on Page 4 for a discussion of certain factors that you should consider before purchasing our common stock.

Please see "Where You Can Find More Information" on page 8 for additional information about us on file with the Securities and Exchange Commission.

                 , 2001

Table of Contents

                                                                            Page
                                                                            ----

ii

About Multi-Link Telecommunications, Inc.

Our Company

        We provide basic voice mail, call routing, advanced integrated voice and fax messaging, and live answering services to small businesses in several major urban markets. These services enable businesses to improve the handling of incoming calls and facilitate more efficient communication between employees, customers, suppliers and other key relationships. We also provide basic voice mail and paging services to consumers.

Our Objective

        Our objective is to become a leading provider of broad-based messaging and call routing services to small businesses and consumers in urban markets in the United States. The opportunity for us to realize this objective is created, in large part, by the anticipated technological obsolescence of existing automated voice messaging equipment installed in local telephone companies and businesses as unified messaging replaces basic voice mail. We plan to achieve our objective by acquiring voice messaging companies, improving their operations and upgrading customers to higher-priced unified messaging services as market demand for these services increases over the next few years.

Our Services and Products

        Our strategy is to offer a total messaging solution that is custom designed to meet the specific needs of each customer. Our customers can begin with basic voice mail services, and then upgrade to more advanced services as their needs change, or as they become willing to consider more advanced and higher-priced messaging solutions. These messaging services comprise approximately 95% of our revenue and include:

°	basic automated voice mail services;

°	call routing services;

°	live operator answering services; and

°	automated messaging services that integrate voice and fax messages.

        Beyond these core messaging services, we expect to expand our product line in 2001 with voice activated service access and unified messaging. “Unified messaging” is an electronic mailbox that can gather and store messages from home, office, and mobile devices. It can store voice messages, fax messages and Internet based e-mail messages. The mailbox can then replay these stored messages to different electronic devices including land line telephones, mobile phones and other mobile devices, computers and fax machines. We installed our first unified messaging equipment in Atlanta in April 2001 and expect to begin offering these services in the summer of 2001.

        In addition to messaging services, we also sell other services and products that link into our messaging services. In some cases, we act as agents for other telecommunications companies and receive sales commissions, and in other cases we purchase services and resell them to our customers. These products and services account for approximately 5% of our revenues. These services include:

°	pagers and paging services;

°	mobile telephones and mobile telephone services;

°	local dial tone services;

°	long distance telephone service; and

°	telephone systems.

Our Markets and Customers

        We currently provide a broad range of messaging and other related services to small businesses and consumers in the following markets:

°	Denver, CO
°	Detroit, MI
°	Raleigh, NC
°	Ft. Lauderdale, FL
°	Indianapolis, IN
°	Chicago, IL
°	Milwaukee, WI
°	Atlanta, GA

        We currently have approximately 11,200 business customers with approximately 38,200 individual users and approximately 40,000 residential customers.

Our Internal Revenue Growth Strategy

        We plan to grow our revenues by selling our services to new and existing customers through our internal sales forces and by appointing external third-party sales agents. We believe that our rate of customer growth will accelerate when we offer unified messaging. Unified messaging both expands the market and improves our competitive position over the local Bell telephone companies who dominate the voice mail market today. In addition, we expect to increase our revenues by selling higher-priced unified messaging services to our current customers. We believe that our revenues will increase as these services gain broader market acceptance.

Our Strategy for Entering New Cities

        We plan to enter new cities the same way we have in the past — by acquiring an existing voice mail company with a substantial customer base and then installing a state-of-the-art messaging system manufactured by Glenayre Technologies, Inc. We used a portion of the funds raised in our initial public offering to acquire several companies in six different markets, where we have executed this strategy. We believe there are approximately 4,200 voice mail companies around the country that are potential acquisition targets.

Our Messaging Equipment Partner

        We use Glenayre messaging equipment. We believe that our partnership with Glenayre insures that we remain on the forefront of messaging technology, and that it may lead to broader business opportunities. In June 2000, Glenayre purchased approximately 6.5% of our outstanding common stock. Our agreement with Glenayre requires us to purchase $2.5 million of equipment, software, training and services before the end of June 2003.

        Our principal executive offices are located at 4704 Harlan Street, Suite 420, Denver, Colorado 80212. Our telephone number is (303) 831-1977 and our facsimile number is (303) 831-1988. We maintain a site on the World Wide Web at www.multilinkcom.com. We do not intend that our website be a part of this prospectus.

RISK FACTORS

We have not consistently achieved positive cash flow so our long-term success is not assured.

        We generated earnings (losses) before interest, tax, depreciation and amortization (“EBITDA”) and before impairment of goodwill and write-off of capitalized offering costs of $(2,052,247) in the fiscal quarter ended March 31, 2001, $1,660,000 in the fiscal year ended September 30, 2000, and $1,214,000 for the year ended September 30, 1999. Although our revenues have grown in recent years, they may not continue to grow or even continue at their current level. In addition, although we expect to generate positive EBITDA beginning in the quarter ended June 30, 2001, we cannot be sure such results will occur. Because we began voice-messaging operations in February 1996, we have a limited operating history upon which you may evaluate us. This limited operating history makes predicting our future operating results difficult. Our expenses may increase in future periods due to:

°	amortization of goodwill and other charges resulting from future acquisitions, including acquisitions of subscriber accounts;

°	increased depreciation on additional equipment purchases;

°	increases in sales and marketing activities;

°	expenditures for customer management and billing software; and

°	general economic conditions.

        If increased revenues do not accompany increases in any of these expenses, our operating results will be adversely affected. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Because we face intense competition from larger telecommunications companies, we may be unable to compete successfully, which could reduce our revenues.

        We compete primarily with the local Bell companies, and expect to compete with other national, regional and local telecommunications companies as we expand. Most of our competitors have greater name recognition and greater financial, marketing and other resources than we have. This may place us at a disadvantage in responding to our competitors’ pricing strategies, technological advances, advertising campaigns and other initiatives. If we are unable to compete successfully against our competitors, we will lose customers and our business, financial condition and operating results will be adversely affected.

We may lose customers and revenues if our voice messaging equipment fails.

        We depend on the efficient and uninterrupted operation of our voice messaging equipment to deliver service to our customers. Any sustained service interruption would cause some customers to cancel service. This could adversely affect our business, financial condition and operating results. Our business interruption insurance may not provide sufficient coverage for these events and our operating results could suffer if losses exceed our coverage.

We are in violation of our loan covenants, which could cause us to default on our credit facility.

        As of March 31, 2001, we were current on our obligations to all lenders but were not in compliance with debt covenants on our revolving working capital loan from Westburg Media Capital. Westburg has agreed to grant a waiver of our debt covenants until June 2001. Although we believe we will be in compliance with the debt covenants by June 2001, we can give no assurance that we will in compliance at such time. If we fail to comply with our debt covenants or if we cannot obtain covenant waivers on acceptable terms in the event of non-compliance, Westburg could declare a default on our working capital loan. In addition, if we fail to achieve revenues or receive additional financing adequate to make debt service payments on the revolving capital loan, Westburg could declare a default. If Westburg declares a default it may accelerate the amounts owed under the loan and foreclose on our assets that secure the loan.

Loss of the connection to the public telephone networks could disrupt our service causing us to lose customers.

        We rely on several telecommunications companies for connection to the public telephone network. The protracted failure of a connection would interrupt service, causing some customers to cancel service. If this happens we might have to establish a new connection to the public telephone network, which could take several weeks. We would lose subscribers if such a disruption occurred. This could adversely affect our business, financial condition and operating results.

We may be unable to keep up with the rapid technological change in our industry.

        Our success depends on our ability to remain competitive in cost and services provided. There can be no assurance that we can acquire leading technologies as needed. If we are unable to successfully respond to technological developments or acquire technologies in a cost effective way, our business, financial condition and operating results will be adversely affected. To be successful, we must:

°	continually improve our services on a cost-effective basis;

°	develop and offer new features and services to meet customer needs; and

°	offer Internet-based messaging and other advanced technologies that may achieve widespread acceptance in the future.

        Our success will depend in part on our ability to purchase or license leading technologies necessary to remain competitive. Licensing these technologies may require us to pay royalties, maintenance and other fees that may reduce operating margins.

If unified messaging is not successful, our results will likely suffer.

        Unified message is a critical element for our future success. Our business plan is based upon the considerable competitive advantages that we believe unified message will provide us upon successful introduction of the services, which allow subscribers to manage voice, fax and email messages in one location, and which allow subscribers to use their messaging service as a communications hub. Although we installed our first unified messaging equipment in April 2001 and expect to begin offering services in the summer of 2001, we can not give any assurance that such equipment will operate successfully, that our customers will subscribe for unified messaging services, that unified messaging will reduce customer attrition or “churn,” or that customers will be willing to pay increased prices for unified messaging services. If unified messaging is not successful, our results of operations will likely suffer materially.

We are dependent on Glenayre for our messaging equipment.

        Glenayre manufactures and services our messaging equipment. Our ability to provide messaging services and implement our expansion strategy depends on our ability to obtain an adequate uninterrupted supply of messaging equipment, service and spare parts. Even if adequate alternative sources were available, any interruption in the supply because of a failure of Glenayre could have a material adverse effect on our business and results of operations.

If Nigel V. Alexander or Shawn B. Stickle does not continue in his present position our business may be adversely affected.

        We believe that our ability to successfully implement our business strategy and to operate profitably depends on Nigel V. Alexander and Shawn B. Stickle, both directors and executive officers, continuing to render their services to us. If Mr. Alexander or Mr. Stickle becomes unable or unwilling to continue in his present position, our growth, business and financial results could be materially adversely affected. We have an employment agreement with Mr. Stickle and a consulting agreement with Mr. Alexander's company, Octagon Strategies, Inc., both of which expire on December 31, 2001. We have key person life insurance policies in the face amounts of $1,000,000 each on both Mr. Alexander and Mr. Stickle.

You will be unable to review information about most proposed acquisitions or to vote on acquisitions.

        We have determined the criteria that we will most likely use in considering potential acquisitions. Except in the case of a very large transaction, you will not have the opportunity to review the financial statements or any other information regarding any business we may propose to acquire, and you will not be able to vote on these acquisitions.

Our acquisition strategy has had difficulties in the past and may be unsuccessful in the future for several reasons.

        Our acquisition strategy is subject to the following risks and uncertainties:

°	we may be unable to enter into purchase agreements with voice messaging businesses, especially if we offer them partial consideration in common stock, which we intend to do;

°	a decrease in the market value of our common stock may limit our ability to use our common stock to acquire businesses;

°	we may be unsuccessful in retaining the customers of businesses we buy, especially if we ask them to switch to new messaging services as we change equipment and upgrade services;

°	we may be unable to successfully integrate new personnel into our operations; and

°	we may incur non-cash charges to our earnings for goodwill amortization, which will adversely affect our operating results.

        For example, in November 1999, we acquired the assets of Hellyer Communications, Inc., an Indianapolis, Indiana based provider of business and residential voice mail. After nine months of trying various ways to improve Hellyer’s residential sales performance, it became apparent to us that the residential business model was no longer viable. On March 9, 2001, we discontinued all new sales activity related to our residential messaging business. The costs relating to this restructuring were substantial, including a $983,000 charge against the anticipated costs of redundant office space. In addition, as a result of the discontinued operations, we incurred a $1,761,171 loss in the quarter ended March 31, 2001 due to the permanent impairment of goodwill previously acquired.

The finance charges associated with future equipment purchases and leases may adversely affect our profitability.

        We expect to purchase or lease additional messaging equipment in the future. The financing charges for these purchases or lease payments may reduce our future profitability and adversely affect our financial condition.

Loss of our ability to bill our messaging and paging services on the Ameritech and BellSouth phone bills could adversely affect our business.

        We add some of our charges for messaging and paging services to our customers’ Ameritech and BellSouth telephone bills. If we were to lose these billing arrangements we believe it would be expensive and inefficient for us to bill our smaller customers directly and our business, financial condition and operating results would be adversely affected.

Unexpected chargebacks from our third-party billers could cause our cash flow and results to suffer.

        Our cash flow has been adversely affected by unexpected chargebacks for bad debts on residential customers from our third-party biller, Integretel. Such chargebacks may occur again in the future. Because we cannot predict if or when such chargebacks will occur, they can have an adverse effect on our cash flow and results of operations.

Because our securities are thinly traded, the market price may be volatile.

        Prior to this offering, there has been a limited public trading market for our common stock. The common stock has traded in limited volumes on the Nasdaq SmallCap Market. However, there can be no assurance that a regular trading market for the common stock will develop after this offering or that, if developed, it will be sustained. The market price for our securities following this offering may be highly volatile as has been the case with the securities of other small companies. Factors such as our financial results and introduction of new services by us or our competitors, and various factors affecting the telecommunications industry generally may have a significant impact on the market price of our securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small companies, have experienced wide price fluctuations that have not necessarily been related to the operating performance of these companies.

WHERE YOU CAN FIND MORE INFORMATION

        Our principal executive offices are located at 4704 Harlan Street, Suite 420, Denver, Colorado 80212. Our telephone number is (303) 831-1977 and our world wide website address is www.multilinkcom.com. We maintain an internet website. However, nothing on our internet website is intended to be a part of this prospectus.

        We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. We also file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You may read and copy all or any portion of the registration statement or any other information we file at the SEC’s public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 140, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

        The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the termination of the offer described in this prospectus:

1.      Our current report on Form 8-K filed on March 14, 2001.

2.      Our current report on Form 8-K filed on June 18, 2001.

3.      Our quarterly report on Form 10-QSB filed on February 14, 2001 for the quarter ended December 31, 2000.

4.      Our quarterly report on Form 10-QSB filed on May 15, 2001 for the quarter ended March 31, 2001.

5.      Our annual report on Form 10-KSB filed on December 27, 2000 for the year ended September 30, 2000.

6.      A description of our common stock contained in the registration statement on Form 8-A filed on May 10, 1999.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

         Multi-Link Telecommunications, Inc.
        Attn: Nigel V. Alexander
        4704 Harlan Street, Suite 420
        Denver, CO 80212
        Telephone: (303) 831-1977

        Our common stock is quoted on the Nasdaq SmallCap Market under the symbol MLNK. The last reported sales price of the common stock on the Nasdaq SmallCap Market on July 6, 2001 was $4.00 per share. You may inspect reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS

        Some of the statements contained in this prospectus under “About Multi-Link Telecommunications, Inc.” and “Risk Factors” are forward-looking. They include statements that involve risks and uncertainties that might adversely affect our operating results in the future in a material way. Such risks and uncertainties include:

°	the availability, cost and success of future acquisitions;

°	the availability of connections to public telephone networks;

°	our ability to add our charges to our customers' local Bell telephone bills;

°	the implementation and success of unified messaging;

°	the effects of unexpected chargebacks from our third-party billers;

°	whether we are able to achieve and maintain compliance with our loan covenants;

°	the effects of regional economic and market conditions on our employee salaries and benefits;

°	the effects of regional economic and market conditions on our ability to secure and keep customers;

°	increases in marketing and sales costs;

°	intensity of competition for customers;

°	changes in and cost of technologies; and

°	the availability of financing.

        Most of these risks are beyond our control. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under “Risk Factors.”

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the Selling Shareholders of the shares offered hereby. See “Selling Shareholders.”

        Certain of the Selling Shareholders currently hold warrants to purchase 372,160 Shares at exercise prices ranging from $4.17 to $14.32 per share. In the event the Selling Shareholders or their transferees exercise all of the warrants for 372,160 shares, our proceeds would be $2,577,332 and would be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

        The shares registered for sale under this prospectus are comprised of the following:

°	an aggregate of 1,183,175 shares issued to investors in private placements; and

°	an aggregate of 372,160 shares issued upon exercise of warrants.

        If we assume the exercise of the warrants, the shares registered under this registration statement would represent approximately 34% of our issued and outstanding common stock as of the date hereof.

The following list provides:

°	the names of the selling shareholders;
°	the amount of shares owned by each before this offering;
°	the amount of shares being offered under this offering for each selling shareholder's account;
°	the percentage of the class owned by each selling shareholder after completion of this offering; and
°	their affiliation or material relationship with us, if any during the last three years.

                                      Shares Beneficially
                                    Owned Prior to Offering    Shares Being
  Name and Address of                  Beneficially Owned      Registered in        Owned after
   Beneficial Owner                   Number      Percent        Offering            Offering
  -------------------                 ------      -------      -------------        -----------

Leopard Communications, Inc.
6230 Lookout Road
Boulder, CO  80301                      50,000        1.1          50,000              *

William N. Paston
3225, East 27th Avenue
Denver, CO 80205                        10,000         *           10,000              *

Glenayre Technologies, Inc
11360 Lakefield Drive
Duluth, GA 30097                       364,439        8.2         364,439              *

L. Van Page
6045 Carlisle Lane
Alpharetta, GA 30022 (3)               203,216        4.7         203,216              *

Jerry L. Hellyer
10710 Compass Court
Indianapolis, IN 46256                 150,000        3.4         150,000              *

BFG of Illinois d/b/a Cashtel, Inc.
155 N. Michigan Ave., Ste 410
Chicago, IL 60601                        2,220         *            2,220              *

Fabletech Investments, Inc
7-11 Britannia Place,
Jersey, Channel Islands.               100,000        2.3         100,000              *

Westburg Media Capital LP
200 First Ave. W., Suite 400
Seattle, WA 98119                     152,300         3.4         152,300              *

Spencer Edwards, Inc
6120 Greenwood Plaza Blvd
Englewood, CO 80111                      7,812          *           7,812              *

Jan Curtis
6120 Greenwood Plaza Blvd
Englewood, CO 80111                      1,116          *           1,116              *

Spencer Marcum
6120 Greenwood Plaza Blvd
Englewood, CO 80111                      1,116          *           1,116              *

Edward C. Larkin
54 Deerwood Drive
Littleton, CO 80127                     18,404          *           5,316              *

First Trust IRA TTEE FBO Carolyn Bell
P.O. Box 173301
Denver, CO 80217-3301                    3,000          *           3,000              *

Donaldson, Lufkin & Jenrette
P.O. Box 2050
Jersey City, NJ 07303                    3,000          *           3,000              *

Kari Marie Johnson
12503 San Bruno Cove
San Diego, CA 92130-2287                 5,400          *           1,800              *

Alva and Suzanne Staples, Joint Tenan
6705 E. Dorado Place
Greenwood Village, CO 80111              9,000          *           3,000              *

Staples Family Partnership
6705 E. Dorado Place
Greenwood Village, CO 80111              4,500          *           1,500              *

Delaware Charter IRA FBO Alva
Terry Staples
6705 E. Dorado Place
Greenwood Village, CO 80111              4,500          *           1,500              *

Michael Murphy
1125 17th Street, Suite 2400
Denver, CO 80202                        33,000          *           3,000              *

David Michael Munch
5797 South Galena
Englewood, CO 80111-3723                 3,000          *           3,000              *

Mark S. Rosenberg
1105 North Circle Drive
Colorado Springs, CO 80909               3,000          *           3,000              *

Barry L. Lindenbaum
527 Clayton Street
Denver, CO 80206                        12,600          *           4,200              *

HNC Associates, LLC
1825 Lawrence, Suite 444
Denver, CO 80202                        18,000          *           6,000              *

William L. Kjelland, TTEE William L
and Rubye L. Kjelland Revocable Trust
  dated 7-30-86
2711 Dadema Drive
Sacramento, CA 95864                     3,000          *           3,000              *

Lee Roy Tautz
10592 Mossrock Run
Littleton, CO 80125-9051                18,000          *           6,000              *

James H. Everest
6301 North Western, #240
Oklahoma City, OK 73118                  6,000          *           6,000              *

Lawrence J. Nasella
4660 La Jolla Village Drive,  #125
San Diego, CA 92122                      9,000          *           3,000              *

Theodore Pomeroy Jr
8085 S. Chester Street, Ste 236
Englewood, CO 80112                      1,800          *           1,800              *

Bruce A. Armstrong
34 Hickory Hill Road
Wilton, CT 06897                         3,000          *           3,000              *

George W. Klug and Mary C. Klug,
Joint Tenants
3948 High Pine Road
Jacksonville, FL 32225                   3,000          *           3,000              *

Floyd Murray & Co
3020 Caraway Drive
Sun City West, AZ 85375                  6,000          *           6,000              *

Elsa Patricia McCulloh
5255 Sky Trail
Littleton, CO 80123                      6,000          *           6,000              *

Fastcar LLC
6320 S. Gibraltar Circle
Aurora, CO 80016                        36,000          *          36,000              *

George P. Caulkins III
518 17th Street, Suite 1700
Denver, CO 80202                       150,000         3.4        150,000              *

Amerivoice Telecommunications, Inc.
212 Wisconsin Avenue, Suite 500
Milwaukee, WI 53202                     60,000         1.4         60,000              *

Century America Promotions
200 East 27th St., Suite 1D
New York, NY 10016                       4,000          *           4,000              *

Corporate Finance Group
7535 East Hampden Avenue, Suite 109
Denver, CO 80231                        30,000          *          30,000              *

Arnold Tinter
7535 East Hampden Avenue, Suite 109
Denver, CO 80231                         5,000          *           5,000              *

Telecom Sales Associates, Inc.
8345 W. 16th Avenue
Lakewood, CO 80215                      25,000          *          25,000              *

Boss, Inc.
845 Spring Valley Drive
Cumming, GA 30041                      125,000         2.9        125,000              *

Randall D. Lewis
4740 Ventura Canyon Avenue
Sherman Oaks, CA 91423                   2,000          *           2,000              *

_______________________
°	William N. Paston has served as our Vice President of Capital Markets since December 1999.
°	Leopard Communications is a supplier of marketing advisory services to us.
°	Glenayre Technologies Inc. is our principal supplier of voice messaging equipment.
°	L. Van Page sold VoiceLink Inc. to us and acted as our Vice President of Sales from April 1, 2000 to March 30, 2001.
°	Jerry L. Hellyer sold Hellyer Communications to us in November 1999.

°	BFG of Illinois Inc. sold Cashtel Inc. to us in November 1999.
°	Larry Mays sold VoiceLink Inc. to us in March 2000.
°	Westburg Media Capital LP is our primary lender, and provides a $2.1 million secured term loan to us.
°	Spencer Edwards Inc. was the placement agent of our November 1998 Private Placement. Jan Curtis, Spencer Marcum and Edward Larkin were all employees of Spencer Edwards Inc.
°	Amerivoice Telecommunications, Inc. sold messaging customer bases in Milwaukee and Chicago to us.
°	Century America Promotions provided capital formation services to us.
°	Corporate Finance Group, Inc. provided capital formation services to us.
°	Arnold Tinter is the owner of Corporate Finance Group.
°	Telecom Sales Associates is a sales agent for the Company, and has been issued shares as partial payment for new customers.
°	Boss, Inc. is a software developer who has sold the Company an integrated accounting and customer relationship management package.
°	Randall Lewis provided capital formation services to us.
*	Indicates less than one percent.

PLAN OF DISTRIBUTION

        The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the shares by one or more of the following methods, without limitation:

°	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
°	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account under this prospectus;
°	an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;
°	ordinary brokerage transactions and transactions in which the broker solicits purchases;
°	privately negotiated transactions;
°	short sales;
°	through the writing of options on the shares, whether or not the options are listed on an options exchange;
°	one or more underwritten offerings on a firm commitment or best efforts basis; and
°	any combination of any of these methods of sale.

        The selling shareholders may also transfer the shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

        The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus.

        From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling shareholders. The number of a selling shareholder’s shares offered under this prospectus will decrease as and when it takes the actions. The plan of distribution for that selling shareholder’s shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

        To the extent required under the Securities Act, the aggregate amount of selling shareholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ shares of shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling shareholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

        A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered in this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A selling shareholder may also loan or pledge the shares offered in this prospectus to a broker-dealer and the broker-dealer may sell the shares offered in this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered in this prospectus.

        The selling shareholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

        We have agreed to indemnify in some circumstances some of the selling shareholders and some brokers, dealers, and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against some liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

        The shares offered in this prospectus were originally issued to the selling shareholders under an exemption from the registration requirements of the Securities Act. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel to the selling shareholders, but not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares.

        We will not receive any proceeds from sales of any shares by the selling shareholders.

        We cannot ensure that the selling shareholders will sell all or any portion of the shares offered in this registration statement.

        Shares issuable upon exercise of the warrants held by some of the selling shareholders will be issued directly by us to the selling shareholders. No brokerage commission or similar fee will be paid in connection with the issuance of these shares. We will bear all expenses in connection with the registration of the shares covered by this prospectus.

LEGAL MATTERS

        Certain legal matters with respect to the legality of the shares offered hereby and our organization and existence have been passed upon for us by Faegre & Benson LLP, Denver, Colorado.

EXPERTS

        Our financial statement of as of September 30, 2000 and 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of HEIN + ASSOCIATES LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.

                SEC registration fee                           $ 1,820
                Printing and mailing expenses                  $ 1,500
                Legal fees and expenses                        $ 9,000
                Accounting fees and expenses                   $ 4,000
                Miscellaneous                                  $ 3,680
                                                               -------
                Total                                          $20,000
                                                               =======

Item 15. Indemnification of Directors and Officers.

        The Company's Bylaws require the Company to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

        The Company's Articles of Incorporation provide that, to the fullest extent permitted by Colorado law, directors and officers of the Company shall not be liable to the Company or any of its shareholders for damages caused by a breach of fiduciary duty by such director or officers.

        Sections 7-109-102 and 103 of the Colorado Business Corporation Act ("CBCA") authorize the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

        The above discussion of the Company's Articles of Incorporation, Bylaws and the CBCA is only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 16. Exhibits.

Exhibit
Numbers                      Description of Exhibits

3.1           Amended and Restated Articles of Incorporation of the Company. (1)
3.2           Amended Bylaws of the Company (1)
5.1*          Opinion of Faegre & Benson LLP as to the legality of the shares
23.1*         Consent of HEIN + ASSOCIATES  LLP
24.1          Power of Attorney

_______________________

* Filed herewith.

        (1) Incorporated by reference to the registrant’s Registration Statement on Form SB-2 dated February 24, 1999 (333-72889).

Item 17. Undertakings.

        The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (6) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado on July 9, 2001.

                                                                                                                       MULTI-LINK TELECOMMUNICATIONS, INC.

                                                                                                                        By: /s/   NIGEL V. ALEXANDER
                                                                                                                                    Nigel V. Alexander,
                                                                                                                                    Chief Executive Officer
                                                                                                                                    (Principal Executive Officer)

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below does hereby make, constitute and appoint Nigel V. Alexander as such person’s true and lawful attorney-in-fact and agent, with full power of substitution, resubstitution and revocation to execute, deliver and file with the Securities and Exchange Commission, for and on such person’s behalf, and in any and all capacities, a Registration Statement on Form S-3, any and all amendments (including post-effective amendments) thereto and any abbreviated registration statement in connection with this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                            Signature                                                           Title                                                                        Date

/s/ NIGEL V. ALEXANDER                                                       Chief Executive Officer and                                July 9, 2001
     Nigel V. Alexander                                                                  Director

/s/ *                                                                                                 President and Director                                      July 9, 2001
     Shawn B. Stickle

/s/ *                                                                                                  Chief Financial Officer and                              July 9, 2001
     David J. Cutler                                                                           Principal Accounting Officer

/s/ *                                                                                                   Director                                                             July 9, 2001
     R. Brad Stillahn

* By:  /s/ NIGEL V. ALEXANDER
          Attorney-in-Fact